As filed with the Securities and Exchange Commission on November 15, 2021

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0412693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Citizens Plaza

Providence, RI 02903

(203) 900-6715

(Address of Principal Executive Offices, Including Zip Code)

JMP Group LLC Amended and Restated Equity Incentive Plan

(Full title of the plan)

Malcolm D. Griggs, General Counsel and Chief Risk Officer

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, RI 02903

(401) 824-0503

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	348,468(2)	$47.55	$16,569,653.40	$1,536.01
Total	348,468	$47.55	$16,569,653.40	$1,536.01

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of Citizens Financial Group, Inc. (the “Company” or “Registrant”) which become issuable by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization or any other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the JMP Group LLC Amended and Restated Equity Incentive Plan (the “JMP Plan”), which equity awards were converted into equity awards in respect of Common Stock pursuant to that certain Agreement and Plan of Merger, dated as of September 8, 2021, by and among the Company, Jolt Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and JMP Group LLC, a Delaware limited liability company.

(3)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on November 9, 2021.

EXPLANATORY NOTE

On November 15, 2021, in accordance with the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 8, 2021, by and among the Company, Jolt Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), and JMP Group LLC, a Delaware limited liability company (“JMP”), Merger Sub merged with and into JMP (the “Merger”), with JMP continuing as the surviving entity and a wholly owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, (a) each outstanding option to purchase common shares representing limited liability company interests in JMP under the JMP Plan was converted into an option to purchase shares of the Registrant’s Common Stock and (b) each outstanding restricted stock unit award under the JMP Plan was converted into a restricted stock unit award of the Registrant in respect of a number of shares of the Registrant’s Common Stock, in each case, in accordance with and pursuant to the terms and conditions of the Merger Agreement.

This Registration Statement registers 348,468 shares of Common Stock which may be issuable pursuant to the JMP Plan.

PART I

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the JMP Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Shareholders, filed on March 5, 2021);

(b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June  30, 2021 and September 30, 2021;

(c) Current Reports on Form 8-K filed January 12, 2021, January  20, 2021 (only those portions deemed filed and not furnished), January  27, 2021, February  10, 2021, February  11, 2021, February  24, 2021, February  24, 2021, April  23, 2021, June  4, 2021, June  11, 2021, July  9, 2021, July  28, 2021, July  30, 2021, September 8, 2021 (only those portions deemed filed and not furnished) and November 15, 2021; and

(d) Description of the Company’s common stock, par value $0.01 per share, contained in Registration Statement on Form 8-A, relating to the Company’s common stock, filed on September 19, 2014.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains policies of insurance under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registrant has entered into an indemnification agreement with each of its current directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Restated Certificate of Incorporation of Citizens Financial Group, Inc., dated July 8, 2021 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2021, filed August 3, 2021)

4.2	Amended and Restated Bylaws of Citizens Financial Group, Inc. (as amended and restated on April 23, 2020) (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed April 24, 2020)

4.3	JMP Group LLC Amended and Restated Equity Incentive Plan (filed herewith)

5.1	Opinion of Sullivan & Cromwell LLP (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island on November 15, 2021.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ John F. Woods
	Name:	John F. Woods
	Title:	Vice Chairman and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on November 15, 2021.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ John F. Woods
Name: John F. Woods
as attorney-in-fact for Mr. Van Saun, Mr. Read and the Directors

/s/ Bruce Van Saun
Bruce Van Saun*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Director)

/s/ John F. Woods
John F. Woods*	Vice Chairman and Chief Financial Officer (Principal Financial Officer)

/s/ C. Jack Read
C. Jack Read*	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Lee Alexander
Lee Alexander*	Director

/s/ Christine M. Cumming
Christine M. Cumming*	Director

/s/ William P. Hankowsky
William P. Hankowsky*	Director

/s/ Leo I. Higdon
Leo I. Higdon*	Director

/s/ Edward K. Kelly
Edward J. Kelly*	Director

/s/ Charles J. Koch
Charles J. Koch*	Director

/s/ Robert G. Leary
Robert G. Leary*	Director

/s/ Terrance J. Lillis
Terrance J. Lillis*	Director

/s/ Shivan S. Subramaniam
Shivan S. Subramaniam*	Director

/s/ Christopher J. Swift
Christopher J. Swift*	Director

/s/ Wendy A. Watson
Wendy A. Watson*	Director

/s/ Marita Zuraitis
Marita Zuraitis*	Director

*	By power of attorney

EXHIBIT INDEX

Exhibit Number

4.1	Restated Certificate of Incorporation of Citizens Financial Group, Inc., dated July 8, 2021 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2021, filed August 3, 2021)

4.2	Amended and Restated Bylaws of Citizens Financial Group, Inc. (as amended and restated on April 23, 2020) (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed April 24, 2020)

4.3	JMP Group LLC Amended and Restated Equity Incentive Plan (filed herewith)

5.1	Opinion of Sullivan & Cromwell LLP (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Sullivan & Cromwell (contained in Exhibit 5.1)

24.1	Power of Attorney (filed herewith)